Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS
- Announces Record Financial Results Driven By 72% Full-Year Revenue Growth -
- Closed on $22.8 Billion of Transactions in 2022 -
- Establishes Guidance for Full Year 2023 -

NEW YORK, NY – February 23, 2023 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter and year ended December 31, 2022. All per share amounts included herein are on a per diluted share basis unless otherwise stated.
Fourth Quarter 2022 Financial and Operating Highlights
•Total revenues increased 100.9% year-over-year to $769.9 million
•Net income attributable to common stockholders increased 114.6% year-over-year to $604.1 million and, on a per share basis, increased 41.7% year-over-year to $0.63
•AFFO increased 74.8% year-over-year to $487.6 million and, on a per share basis, increased 15.5% year-over-year to $0.51
•Weighted average shares outstanding increased 51.4% year-over-year
•Announced the acquisition of the remaining 49.9% interest in the MGM Grand/Mandalay Bay joint venture and completed the acquisition subsequent to quarter-end
•Acquired two regional gaming assets through a sale-leaseback transaction with Foundation Gaming for $293.4 million
•Announced partnership with Canyon Ranch, providing up to $200.0 million in financing related to a development in Austin, Texas and purchase options for additional Canyon Ranch properties
•Announced $51.9 million Partner Property Growth Fund investment with Century Casinos Inc.
•Announced an agreement to provide up to $350.0 million in mezzanine loan financing for the construction of the Fontainebleau Las Vegas
•Entered into a lease agreement with Hard Rock related to the Mirage Hotel & Casino in Las Vegas
•Expanded existing partnership with Great Wolf Resorts through the origination of a construction loan of up to $287.9 million
•Completed an equity offering with aggregate value of $580.0 million in November 2022 and raised $212.4 million of gross proceeds under the ATM program
•Subsequent to quarter-end:
◦Acquired four gaming properties in Alberta, Canada for C$271.9 million, representing the Company’s first international investment
◦Completed a forward equity offering with an aggregate gross offering value of approximately $1.0 billion
Full Year 2022 Financial and Operating Highlights
•Total revenues increased 72.3% year-over-year to $2.6 billion
•Net income attributable to common stockholders increased 10.2% year-over-year to $1.1 billion and, on a per share basis, decreased 27.7% year-over-year to $1.27, primarily due to the impact of CECL and increased weighted average share count
•AFFO increased 61.7% year-over-year to $1.7 billion and, on a per share basis, increased 6.1% year-over-year to $1.93

•Announced and originated total investment volume of approximately $4.5 billion and completed $22.8 billion of acquisitions and investments, including the $4.0 billion strategic acquisition of the Venetian Resort Las Vegas and the $17.2 billion transformative acquisition of MGM Growth Properties LLC
•Increased annualized cash dividend by 8.3% in the third quarter
•Entered into a new $2.5 billion unsecured revolving credit facility
•Issued $5.0 billion inaugural investment grade senior notes
•Raised total equity proceeds of $1.3 billion through the Company’s ATM program and November equity offering
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “In 2022, less than 5 years from our IPO, VICI became a Top 10 REIT in the RMZ REIT Index, a member of the S&P 500 and an investment grade issuer of credit. In the first half of the year, we completed our transformational acquisitions of MGM Growth Properties and the Venetian Resort Las Vegas, thereby becoming the leading real estate owner on America’s most dynamic commercial street, The Las Vegas Strip. In the second half of the year and into 2023, we demonstrated the advantage and flexibility provided by VICI’s scale and liquidity as we announced and originated approximately $4.5 billion of investments across a variety of gaming and non-gaming opportunities, diversifying our relationships and expanding internationally into Canada with our PURE Canadian Gaming announcement in January 2023. Finally, we are proud that VICI generated the highest—and only positive—total shareholder return of all S&P 500 REITs in 2022. We are confident that our 2022 activities and achievements will continue to put VICI in position for sustainable accretive growth and value creation for our shareholders into 2023 and beyond.”
Fourth Quarter 2022 Financial Results
Total Revenues
Total revenues were $769.9 million for the quarter, an increase of 100.9% compared to $383.2 million for the quarter ended December 31, 2021. The year-over-year increase in total revenues was primarily related to incremental revenue from the MGP Transactions (as defined below), which closed on April 29, 2022, and the Venetian Las Vegas Acquisition (as defined below), which closed on February 23, 2022. Total revenues for the quarter included $107.1 million of non-cash leasing and financing adjustments and $17.8 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $604.1 million for the quarter, or $0.63 per share, compared to $281.5 million, or $0.44 per share, for the quarter ended December 31, 2021.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $614.1 million for the quarter, or $0.64 per share, compared to $281.5 million, or $0.44 per share, for the quarter ended December 31, 2021.

Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $487.6 million for the quarter, an increase of 74.8% compared to $278.9 million for the quarter ended December 31, 2021. AFFO per share was $0.51 for the quarter compared to $0.44 per share for the quarter ended December 31, 2021.
Full Year 2022 Financial Results
Total Revenues
Total revenues were $2,600.7 million for the year, an increase of 72.3% compared to $1,509.6 million for the year ended December 31, 2021. The year-over-year increase in total revenues was primarily related to incremental revenue from the MGP Transactions, which closed on April 29, 2022, and the Venetian Las Vegas Acquisition, which closed on February 23, 2022. Total revenues for the year included $337.6 million of non-cash leasing and financing adjustments and $59.6 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $1,117.6 million for the year, or $1.27 per share, compared to $1,013.9 million, or $1.76 per share, for the year ended December 31, 2021. The year-over-year increase in aggregate net income was primarily related to revenue from the MGP Transactions and the Venetian Las Vegas Acquisition, offset by the $834.5 million increase in the CECL allowance for the year ended December 31, 2022, which was primarily driven by the initial CECL allowances in relation to the MGP Transactions and the Venetian Las Vegas Acquisition. The year-over-year decline in net income attributable to common stockholders per share was driven by the increase in the CECL allowance for the year ended December 31, 2022 and the increased weighted average share count compared to the year ended December 31, 2021.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $1,144.8 million for the year, or $1.30 per share, compared to $1,013.9 million, or $1.76 per share, for the year ended December 31, 2021. The year-over-year decline in FFO per share was primarily related to the increase in the CECL allowance for the year ended December 31, 2022 and the increased weighted average share count compared to the year ended December 31, 2021.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $1,693.8 million for the year, an increase of 61.7% compared to $1,047.4 million for the year ended December 31, 2021. AFFO per share was $1.93 for the year compared to $1.82 per share for the year ended December 31, 2021.
Fourth Quarter 2022 Acquisitions and Portfolio Activity
Acquisitions Activity
On December 1, 2022, the Company announced a definitive agreement pursuant to which it would acquire the remaining 49.9% interest in the joint venture that owns the MGM Grand Las Vegas and Mandalay Bay (the “MGM Grand/Mandalay Bay JV”) from Blackstone Real Estate Income Trust, Inc. (“BREIT”) for cash consideration of approximately $1.3 billion and the assumption of BREIT’s pro rata share of the existing $3.0 billion property-level debt. The MGM Grand/Mandalay Bay JV triple-

net lease currently generates total annual rent of approximately $303.8 million and will generate total annual rent of approximately $310.0 million upon the commencement of the next rental escalation on March 1, 2023. Subsequent to quarter-end, on January 9, 2023, the Company closed on the acquisition. The cash consideration was funded through a combination of cash on hand and proceeds from the settlement of outstanding forward sale agreements from the November 2022 equity offering and sales under the ATM program.
On December 22, 2022, the Company acquired the real estate assets of the Fitz Casino & Hotel, located in Tunica, Mississippi, and the WaterView Casino & Hotel, located in Vicksburg, Mississippi, from Foundation Gaming & Entertainment, LLC (“Foundation Gaming”) for an aggregate purchase price of $293.4 million. The Company financed the acquisition with cash on hand. Simultaneous with the acquisition, the Company entered into a triple-net master lease agreement with subsidiaries of Foundation Gaming related to the real estate assets, which has an initial total annual rent of $24.25 million, representing an implied acquisition cap rate of 8.3%.
Subsequent to quarter-end, on January 6, 2023, the Company acquired four real estate assets from PURE Canadian Gaming Corp. (“PURE”) in Alberta, Canada: PURE Casino Edmonton, PURE Casino Yellowhead, PURE Casino Calgary, and PURE Casino Lethbridge (collectively the “PURE Portfolio”) for an aggregate purchase price of approximately C$271.9 million (approximately US$200.8 million). The Company financed the acquisition with a combination of cash on hand and a C$140.0 million (approximately US$103.4 million) draw under its revolving credit facility. Simultaneous with the acquisition, the Company entered into a triple-net master lease agreement with PURE covering the PURE Portfolio, which has an initial total annual rent of approximately C$21.8 million (approximately US$16.1 million), representing an implied acquisition cap rate of 8.0%.
Loan Originations
On October 18, 2022, the Company announced a partnership with Canyon Ranch, a pioneer in the integrative wellness space, whereby it has agreed to provide a delayed draw term loan facility for up to $200.0 million to fund the development of Canyon Ranch’s newest wellness resort offering, Canyon Ranch Austin, in Austin, Texas. The Company also received a call right to acquire the real estate of Canyon Ranch Austin upon stabilization and a purchase option for the real estate of Canyon Ranch Tucson in Tucson, Arizona and Canyon Ranch Lenox in Lenox, Massachusetts, should Canyon Ranch elect to sell the real estate of either property. If the call right and/or purchase options are exercised, Canyon Ranch would continue to operate the applicable wellness resorts subject to a long-term triple net lease with VICI. Canyon Ranch Austin is expected to open in 2025.
On December 27, 2022, the Company announced definitive agreements pursuant to which the Company has agreed to provide up to $350.0 million in mezzanine loan financing to a partnership between Fontainebleau Development, LLC, a builder, owner, and operator of luxury hospitality, commercial and retail properties, and Koch Real Estate Investments, the real estate investment arm of Koch Industries, to complete the construction of Fontainebleau Las Vegas, a 67-story hotel, gaming, meeting, and entertainment destination coming to the north end of the Las Vegas Strip. The investment was, and will continue to be, funded by the Company in accordance with a construction draw schedule. Fontainebleau Las Vegas is expected to open in the fourth quarter of 2023.
On December 30, 2022, the Company originated a construction loan for up to $287.9 million to Great Wolf Resorts, Inc. (“Great Wolf”) related to the development of a Great Wolf Northeast Lodge in Mashantucket, Connecticut, a family resort project adjacent to the Foxwoods Resort Casino. The investment is expected to be funded in accordance with a construction draw schedule.

Other Portfolio Activity
On October 3, 2022, the Company announced a management agreement with CDN Golf Management Inc. (“CDN”), an affiliate of Cabot, a developer, owner and operator of world-class destination golf resorts and communities, pursuant to which CDN manages VICI’s four golf courses: Cascata, Rio Secco, Grand Bear and Chariot Run (collectively, the “Golf Courses”). As of October 1, 2022, CDN assumed all day-to-day operations of the Golf Courses and all of the Company’s former employees at the Golf Courses are employees of CDN. The Company continues to own the Golf Courses within its taxable REIT subsidiary, VICI Golf LLC. The management agreement has a term of 20 years with two five-year renewal options upon mutual agreement, subject to certain early termination rights.
On December 5, 2022, the Company announced that it will provide approximately $51.9 million of capital through its Partner Property Growth Fund to its existing tenant, Century Casinos, Inc. (NASDAQ: CNTY) (“Century”), for the construction of a land-based casino with an adjacent 38-room hotel tower at Century Casino Caruthersville. The Company will own the real estate improvements associated with these projects and annual rent under the existing Century master lease will increase by approximately $4.2 million upon completion of such projects.
On December 19, 2022, the Company entered into a triple-net lease agreement with Hard Rock International (“Hard Rock”) with respect to the real property associated with the Mirage Hotel & Casino (the “Mirage”) in Las Vegas, Nevada in connection with Hard Rock’s previously announced acquisition of the operations of the Mirage from MGM Resorts International (NYSE: MGM) (“MGM”). The Mirage lease has an initial annual base rent of $90.0 million with other economic terms substantially similar to the MGM master lease. Additionally, the Company may fund Hard Rock’s planned redevelopment of the Mirage through VICI’s Partner Property Growth Fund, although specific terms of the potential funding remains subject to ongoing discussions in connection with Hard Rock's broader planning of the potential redevelopment, as well as the negotiation of definitive documentation between VICI and Hard Rock.
Subsequent to quarter end, on February 15, 2023, the Company entered into a triple-net lease agreement with Cherokee Nation Businesses (“CNB”) with respect to the real property associated with the Gold Strike Casino Resort (“Gold Strike”) in Tunica, Mississippi in connection with CNB’s previously announced acquisition of the operations of Gold Strike from MGM. The Gold Strike lease has an initial annual base rent of $40.0 million with other economic terms substantially similar to the MGM master lease.
Annual base rent payments under the Company’s master lease with MGM were reduced by $90.0 million, to a total of $770.0 million, upon the close of MGM’s divestiture of operations of the Mirage and then further reduced by $40.0 million, to a total of $730.0 million, upon the close of MGM’s divestiture of the operations of Gold Strike.
Full Year 2022 Acquisitions and Portfolio Activity
Acquisitions and Investment Activity
Over the course of 2022, the Company announced and originated approximately $4.5 billion of acquisitions and investments at a weighted average initial yield of 6.6%.
Real estate acquisition volume totaled $3.3 billion, including: (i) the pending $203.9 million acquisition of the leasehold interest in the land and buildings associated with Rocky Gap Casino Resort, (ii) the $2.8 billion acquisition of the remaining 49.9% interest in the MGM Grand/Mandalay Bay JV (including the assumption of BREIT's pro rata share of the existing $3.0 billion property-level debt), and (iii) the $293.4 million acquisition of the real estate assets of the Fitz Casino & Hotel and WaterView Casino & Hotel from Foundation Gaming.
Additionally, the Company entered into $1.2 billion of strategic financing partnerships, including: (i) mortgage financing for up to $80.0 million to fund the construction of new BigShots Golf facilities, (ii) the delayed draw term loan with Cabot for up to $120.0 million to fund the development of Cabot Citrus Farms and a purchase and sale agreement to convert a portion of the loan into real estate ownership, (iii) a mezzanine loan with Great Wolf for up to $59.0 million to fund the development of Great Wolf Lodge South Florida, (iv) a mezzanine loan with Great Wolf for up to $127.0 million to fund the development of Great Wolf Lodge Gulf Coast Texas, (v) a delayed draw term loan facility with Canyon Ranch for up to $200.0 million to fund the development of Canyon Ranch Austin, a call option for the real estate of Canyon Ranch Austin upon stabilization and a purchase option for the real estate of Canyon Ranch Tucson and Canyon Ranch Lenox, (vi) a mezzanine loan for up to $350.0 million to a partnership between Fontainebleau Development, LLC and Koch Real Estate Investments to complete the construction of Fontainebleau Las Vegas and (vii) a construction loan with Great Wolf for up to $287.9 million to fund development of a Great Wolf Lodge Northeast.
On February 23, 2022, the Company completed the previously announced transaction to acquire the land and real estate assets of the Venetian Resort Las Vegas for $4.0 billion in cash (the “Venetian Las Vegas Acquisition”), with an affiliate of certain funds managed by Apollo acquiring the operating assets of the Venetian Resort Las Vegas for $2.25 billion. The Company financed its portion of the Venetian Las Vegas Acquisition with proceeds from the settlement of an aggregate 119,000,000 forward equity shares, $600.0 million of borrowings under the Company’s unsecured revolving credit facility (which was subsequently repaid) and cash on hand.
On April 29, 2022, the Company closed on the previously announced acquisition of MGM Growth Properties LLC (“MGP”) and related transactions (the “MGP Transactions”). Under the terms of the MGP master transaction agreement, MGP stockholders received 1.366 shares of the Company’s newly issued common stock in exchange for each Class A common share of MGP, resulting in the Company issuing 214.6 million shares of common stock. The fixed exchange ratio represented an agreed upon price of $43.00 per share of MGP Class A common shares based on our trailing 5-day volume weighted average price per share of $31.47 as of July 30, 2021. MGM received $43.00 per unit in cash for the redemption of the majority of its units of MGP’s former operating partnership (“MGP OP”), which were converted into units of VICI Properties OP LLC, the Company’s operating partnership (“VICI OP”), in connection with the closing of the MGP Transactions, for total cash consideration of $4.4 billion financed with proceeds from the offering of the April 2022 Notes (as defined below). MGM retained approximately 12.2 million VICI OP units following the closing of the MGP Transactions. The MGP Class B share that was held by MGM was cancelled and ceased to exist.
Fourth Quarter 2022 and Full Year 2022 Capital Markets and Subsequent Activity
On February 8, 2022, the Company entered into a $2.5 billion unsecured revolving credit facility, scheduled to mature on March 31, 2026 and $1.0 billion delayed draw term loan facility. Concurrently, the Company terminated its existing secured revolving credit facility. The delayed draw term loan was available to be drawn up to 12 months following the effective date and subsequent to year end, on February 8, 2023, it expired undrawn in accordance with its terms.
On February 18, 2022, the Company settled 119,000,000 shares under the September 2021 and March 2021 forward sale agreements in exchange for approximately $3.2 billion of total cash proceeds to fund a portion of the Venetian Las Vegas Acquisition.
On April 29, 2022, in connection with the closing of the MGP Transactions, the Company issued $5.0 billion of inaugural investment grade senior notes, comprised of (i) $500.0 million of 4.375% Senior Notes due 2025, (ii) $1.25 billion of 4.750% Senior Notes due 2028, (iii) $1.0 billion of 4.950% Senior Notes due 2030, (iv) $1.5 billion of 5.125% Senior Notes due 2032, and (v) $750.0 million of 5.625% Senior Notes due 2052 (collectively, the “April 2022 Notes”). The adjusted weighted average interest rate for the April 2022 Notes was 4.51% after taking into account the impact of prior forward starting interest rate swaps and treasury locks. The Company used the net proceeds from the April 2022 Notes offering (i) to fund the consideration for the redemption of a majority of MGM’s outstanding MGP OP units, which were converted into VICI OP units received by MGM in connection with the closing of the MGP Transactions, for $4.4 billion in cash on April 29, 2022, and (ii) to pay down the outstanding balance on the revolving credit facility drawn in connection with the closing of the Venetian Las Vegas Acquisition.
On November 3, 2022, the Company completed an offering of 18,975,000 shares of common stock (inclusive of 2,475,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional common stock) for an aggregate offering value of $580.0 million, all of which were sold subject to forward sale agreements (the “November 2022 Forward Sale Agreements”).
During the twelve months ended December 31, 2022, the Company sold a total of 21,617,592 shares under its ATM program at a weighted average price per share of $33.12 for an aggregate value of $715.9 million, all of which were sold subject to forward sale agreements (the “ATM Forward Sale Agreements”). After fees and other adjustments calculated in accordance with the ATM Forward Sale Agreements, the aggregate net value of $696.6 million yielded a net initial forward sale price per share of $32.22 as of December 31, 2022.
As of December 31, 2022, the Company had a total of 40,592,592 shares remaining to be settled under existing forward sale agreements for an aggregate value of approximately $1.3 billion. Subsequent to year-end in January 2023, the Company settled all 40,592,592 shares under existing forward sale agreements in exchange for approximately $1.3 billion of total cash proceeds used to fund VICI’s acquisition and investment activity.
Subsequent to year-end, on January 3, 2023, the Company drew down C$140.0 million (approximately US$103.4 million) under its revolving credit facility to fund a portion of the purchase price of the PURE Portfolio acquisition. On January 18, 2023, the Company completed a primary offering of 30,302,500 shares of common stock (inclusive of 3,952,500 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional common stock solely to cover over-allotments, if any) at a public offering price of $33.00 per share for an aggregate offering value of approximately $1.0 billion pursuant to forward sale agreements (the “January 2023 Forward Sale Agreements”).

The following table details the issuance of outstanding shares of common stock, including restricted common stock:

Common Stock Outstanding	2022	2021	2020
Beginning Balance January 1	628,942,092	536,669,722	461,004,742
Issuance of common stock in primary follow-on offerings	—	65,000,000	—
Issuance of common stock upon physical settlement of forward sale agreements (1)	119,000,000	26,900,000	68,000,000
Issuance of common stock in connection with the MGP Transactions	214,552,532	—	—
Issuance of common stock under the at-the-market offering program	—	—	7,500,000
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	601,939	372,370	164,980
Ending Balance December 31	963,096,563	628,942,092	536,669,722
____________________
(1)Excludes the 40,592,592 shares subject to the November 2022 Forward Sale Agreements and ATM Forward Sale Agreements as such shares were not yet settled as of December 31, 2022. Subsequent to the settlement of the November 2022 Forward Sale Agreements and ATM Forward Sale Agreements in January 2023, the Company had 1,003,689,155 shares of common stock outstanding.

The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Year Ended December 31,
(In thousands)	2022	2021	2020
Determination of shares:
Weighted-average shares of common stock outstanding	877,508	564,467	506,141
Assumed conversion of restricted stock	955	924	412
Assumed settlement of forward sale agreements	1,213	11,675	4,356
Diluted weighted-average shares of common stock outstanding	879,676	577,066	510,909
Balance Sheet and Liquidity
As of December 31, 2022, the Company had approximately $15.5 billion in total debt (inclusive of $1.5 billion of unconsolidated debt related to the investment in the MGM Grand/Mandalay Bay JV) and approximately $4.2 billion in liquidity, comprised of: (i) $208.9 million in cash and cash equivalents, (ii) $217.3 million in short-term investments, (iii) $1.3 billion in estimated proceeds available through the physical settlement of the 40,592,592 shares subject to the November 2022 Forward Sale Agreements and ATM Forward Sale Agreements and (iv) $2.5 billion of availability under the revolving credit facility. Total liquidity excludes the $1.0 billion availability under the delayed draw term loan facility, as it expired undrawn in accordance with its terms on February 8, 2023.
Subsequent to year-end, the Company settled the 40,592,592 outstanding forward shares under the November 2022 Forward Sale Agreements and ATM Forward Sale Agreements and has 30,302,500 shares subject to the January 2023 Forward Sale Agreements, representing $965.0 million in estimated proceeds available through the physical settlement and issuance of the shares. Additionally, the Company drew down C$140.0 million (approximately US$103.4 million) under its revolving credit facility in connection with the acquisition of the PURE Portfolio and, in connection with the acquisition of the remaining 49.9% interest in the MGM Grand/Mandalay Bay JV, the Company assumed BREIT’s pro rata share of the property debt and consolidated the $3.0 billion of property debt. Upon completion of these subsequent events, the Company had approximately $17.1 billion in total debt and approximately $3.8 billion in liquidity.
The Company’s outstanding indebtedness as of December 31, 2022 was as follows:

($ in millions)	December 31, 2022
Revolving Credit Facility	$—
Delayed Draw Term Loan	—
5.625% Notes due 2024	1,050.0
3.500% Notes Due 2025	750.0
4.375% Notes Due 2025	500.0
4.625% Notes Due 2025	800.0
4.500% Notes Due 2026	500.0
4.250% Notes Due 2026	1,250.0
5.750% Notes Due 2027	750.0
3.750% Notes Due 2027	750.0
4.500% Notes Due 2028	350.0
4.750% Notes Due 2028	1,250.0
3.875% Notes Due 2029	750.0
4.625% Notes Due 2029	1,000.0
4.950% Notes Due 2030	1,000.0
4.125% Notes Due 2030	1,000.0
5.125% Notes Due 2032	1,500.0
5.625% Notes Due 2052	750.0
Total Unsecured Debt Outstanding, Face Value	$13,950.0
50.1% Pro Rata Share of MGM Grand/Mandalay Bay JV Debt (unconsolidated)	$1,503.0
Total Debt Outstanding, Face Value	$15,453.0
Cash, Cash Equivalents and Short-Term Investments	$426.3
Net Debt	$15,026.7
Dividends
On December 8, 2022, the Company declared a regular quarterly cash dividend of $0.39 per share, representing an 8.3% increase year-over-year. The Q4 2022 dividend was paid on January 5, 2023 to stockholders of record as of the close of business on December 22, 2022 and it totaled in aggregate approximately $375.4 million.

2023 Guidance
The Company is providing preliminary AFFO guidance for the full year 2023. In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable generally accepted accounting principles in the United States (“GAAP”) financial measure. In reliance on the exception provided by applicable rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2023 AFFO to GAAP net income because we are unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company’s control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results and, as disclosed in our historical financial results, the impact of these adjustments could be material, individually or in the aggregate, to the Company’s reported GAAP results. For more information, see “Non-GAAP Financial Measures.”
The Company estimates AFFO for the year ending December 31, 2023 will be between $2,115 million and $2,155 million, or between $2.10 and $2.13 per diluted share. Guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company’s full-year 2023 guidance:

For the Year Ending December 31, 2023 ($ in millions):	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$2,115	$2,155
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$2.10	$2.13
Estimated Weighted Average Share Count for the Year (in millions)	1,009.5	1,009.5

The above per share estimates reflect the dilutive effect of the pending 30,302,500 shares related to the January 2023 Forward Sale Agreements as calculated under the treasury stock method. VICI OP Units held by a third party are reflected as non-controlling interests and the income allocable to them is deducted from net income to arrive at net income attributable to common stockholders and AFFO; accordingly, guidance represents AFFO per share attributable to common stockholders based solely on outstanding shares of VICI common stock.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on the Company’s website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and the Company’s other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations, except may be required by applicable law.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Friday, February 24, 2023 at 9:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 646-904-5544 (domestic) or +1 929-526-1599 (international) and entering the conference ID 160767. An audio replay of the conference call will be available from 12:00 p.m. ET on February 24, 2023 until midnight ET on March 3, 2023 and can be accessed by dialing 929-458-6194 (domestic) or +44 204 525 0658 (international) and entering the passcode 319421.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on February 24, 2023, beginning at 9:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties’ geographically diverse portfolio consists of 49 gaming facilities across the United States and Canada comprising approximately 124 million square feet and features approximately 59,300 hotel rooms and more than 450 restaurants, bars, nightclubs and sportsbooks. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment, Inc., Century Casinos, Inc., Cherokee Nation Entertainment, the Eastern Band of Cherokee Indians, Foundation Gaming & Entertainment, LLC, Hard Rock International Inc., JACK Entertainment LLC, MGM Resorts International, Penn Entertainment, Inc., PURE Canadian Gaming Corp., and The Venetian Las Vegas. VICI Properties has a growing array of investing and financing partnerships with leading non-gaming experiential operators, including Great Wolf Resorts, Cabot, Canyon Ranch and Chelsea Piers. VICI Properties also owns four championship golf courses and 34 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the highest quality and most productive experiential real estate portfolio.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are:

the impact of changes in general economic conditions and market developments, including rising inflation, rising interest rates, supply chain disruptions, consumer confidence levels, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy; the impact of the rise in interest rates on us, including our ability to successfully pursue investments in, and acquisitions of, additional properties and to obtain debt financing for such investments at attractive interest rates, or at all; risks associated with our pending and recently completed transactions, including our ability or failure to realize the anticipated benefits thereof; our dependence on our tenants as tenants of our properties and their guarantors as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on us; the effects of our pending and recently completed transactions on us, including the future impact on our financial condition, financial and operating results, cash flows, strategy and plans; the anticipated benefits of certain arrangements with certain tenants relating to our funding of “same store” capital improvements in exchange for increased rent pursuant to the terms of our agreements with such tenants, which we refer to as the Partner Property Growth Fund; our borrowers’ ability to repay their outstanding loan obligations to us; our dependence on the gaming industry; the impact of extensive regulation from gaming and other regulatory authorities; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their lease agreements with us following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to our lease agreements; our tenants and any guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness, including indebtedness assumed and incurred by us in connection with our recently completed transactions, and ability to service, refinance and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; our inability to successfully pursue investments in, and acquisitions of, additional properties; the possibility that we identify significant environmental, tax, legal or other issues that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our recently completed transactions; the possibility of adverse tax consequences as a result of our recently completed transactions, including tax protection agreements to which we are a party; increased volatility in our stock price, including as a result of our pending and recently completed transactions; our inability to maintain our qualification for taxation as a REIT; our reliance on distributions received from VICI OP and its subsidiaries to make distributions to our stockholders; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (Nareit), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other non-recurring non-cash gains or losses (such as non-cash gain upon lease modification) and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense and interest income (collectively, interest expense, net) and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands)

	December 31, 2022	December 31, 2021
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$17,172,325	$13,136,664
Investments in leases - financing receivables, net	16,740,770	2,644,824
Investments in loans, net	685,793	498,002
Investment in unconsolidated affiliate	1,460,775	—
Land	153,560	153,576
Cash and cash equivalents	208,933	739,614
Short-term investments	217,342	—
Other assets	936,328	424,693
Total assets	$37,575,826	$17,597,373

Liabilities
Debt, net	$13,739,675	$4,694,523
Accrued expenses and deferred revenue	213,388	113,530
Dividends and distributions payable	380,178	226,309
Other liabilities	952,472	375,837
Total liabilities	15,285,713	5,410,199

Stockholders’ equity
Common stock	9,631	6,289
Preferred stock	—	—
Additional paid in capital	21,645,499	11,755,069
Accumulated other comprehensive income	185,353	884
Retained earnings	93,154	346,026
Total VICI stockholders’ equity	21,933,637	12,108,268
Non-controlling interests	356,476	78,906
Total stockholders’ equity	22,290,113	12,187,174
Total liabilities and stockholders’ equity	$37,575,826	$17,597,373
_______________________________________________________
Note: As of December 31, 2022 and December 31, 2021, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and Other assets (sales-type sub-leases) are net of $570.4 million, $726.7 million, $6.9 million and $19.8 million, respectively, and $434.9 million, $91.1 million, $0.8 million, and $6.5 million, respectively, of Allowance for credit losses.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues
Income from sales-type leases	$386,293	$294,635	$1,464,245	$1,167,972
Income from lease financing receivables and loans	355,685	72,664	1,041,229	283,242
Other income	17,818	6,911	59,629	27,808
Golf revenues	10,110	8,944	35,594	30,546
Total revenues	769,906	383,154	2,600,697	1,509,568

Operating expenses
General and administrative	15,029	9,030	48,340	33,122
Depreciation	811	771	3,182	3,091
Other expenses	17,818	6,911	59,629	27,808
Golf expenses	6,272	5,881	22,602	20,762
Change in allowance for credit losses	(30,965)	4,899	834,494	(19,554)
Transaction and acquisition expenses	3,287	713	22,653	10,402
Total operating expenses	12,252	28,205	990,900	75,631

Income from unconsolidated affiliate	21,916	—	59,769	—
Interest expense	(169,329)	(70,437)	(539,953)	(392,390)
Interest income	5,633	45	9,530	120
Loss from extinguishment of debt	—	—	—	(15,622)
Income before income taxes	615,874	284,557	1,139,143	1,026,045
Income tax expense	(1,032)	(759)	(2,876)	(2,887)
Net income	$614,842	$283,798	$1,136,267	$1,023,158
Less: Net income attributable to non-controlling interests	(10,789)	(2,319)	(18,632)	(9,307)
Net income attributable to common stockholders	$604,053	$281,479	$1,117,635	$1,013,851

Net income per common share
Basic	$0.63	$0.45	$1.27	$1.80
Diluted	$0.63	$0.44	$1.27	$1.76

Weighted average number of common shares outstanding
Basic	962,580,619	628,632,771	877,508,388	564,467,362
Diluted	965,299,406	637,407,750	879,675,845	577,066,292

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income attributable to common stockholders	$604,053	$281,479	$1,117,635	$1,013,851
Real estate depreciation	—	—	—	—
Joint venture depreciation and non-controlling interest adjustments	10,093	—	27,146	—
FFO	614,146	281,479	1,144,781	1,013,851
Non-cash leasing and financing adjustments	(107,109)	(31,363)	(337,631)	(119,426)
Non-cash change in allowance for credit losses	(30,965)	4,899	834,494	(19,554)
Non-cash stock-based compensation	3,627	2,304	12,986	9,371
Transaction and acquisition expenses	3,287	713	22,653	10,402
Amortization of debt issuance costs and original issue discount	10,301	20,729	48,595	71,452
Other depreciation	780	742	3,060	2,970
Capital expenditures	(709)	(852)	(1,802)	(2,490)
(Gain) loss on extinguishment of debt and interest rate swap settlements (1)	—	—	(5,405)	79,861
Joint venture non-cash adjustments and non-controlling interest adjustments	(5,759)	227	(27,930)	1,000
AFFO	487,599	278,878	1,693,801	1,047,437
Interest expense, net	153,395	49,663	487,233	256,579
Income tax expense	1,032	759	2,876	2,887
Joint venture adjustments and non-controlling interest adjustments	11,568	—	30,755	—
Adjusted EBITDA	$653,594	$329,300	$2,214,665	$1,306,903

Net income per common share
Basic	$0.63	$0.45	$1.27	$1.80
Diluted	$0.63	$0.44	$1.27	$1.76
FFO per common share
Basic	$0.64	$0.45	$1.30	$1.80
Diluted	$0.64	$0.44	$1.30	$1.76
AFFO per common share
Basic	$0.51	$0.44	$1.93	$1.86
Diluted	$0.51	$0.44	$1.93	$1.82
Weighted average number of shares of common stock outstanding
Basic	962,580,619	628,632,771	877,508,388	564,467,362
Diluted	965,299,406	637,407,750	879,675,845	577,066,292
____________________
(1) For the year ended December 31, 2021, includes swap breakage costs of approximately $64.2 million incurred by VICI PropCo on September 15, 2021 in connection with the early settlement of the outstanding interest rate swap agreements.

VICI Properties Inc.
Revenue Detail
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Contractual revenue from sales-type and direct financing leases
Caesars Regional Master Lease & Joliet Lease (excluding Harrah's NOLA, AC, and Laughlin)	$129,544	$122,127	$497,731	$405,879
Caesars Las Vegas Master Lease	110,932	103,923	427,600	506,810
The Venetian Resort Las Vegas Lease	62,500	—	212,798	—
Greektown Lease	12,830	12,830	51,320	53,085
Hard Rock Cincinnati Lease	11,176	11,010	44,206	43,554
Caesars Southern Indiana Lease	8,247	8,125	32,663	10,562
Century Master Lease	6,376	6,311	25,504	25,250
Margaritaville Lease	5,953	5,865	23,784	23,469
Income from sales-type and direct financing leases non-cash adjustment(1)	38,735	24,444	148,639	99,363
Income from sales-type and direct financing leases	386,293	294,635	1,464,245	1,167,972

Contractual income from lease financing receivables
MGM Master Lease	211,855	—	574,967	—
Harrah's NOLA, AC, and Laughlin	41,866	39,470	160,855	156,701
JACK Entertainment Master Lease	17,251	16,470	68,442	65,880
Mirage Lease	3,145	—	3,145	—
Foundation Master Lease	652	—	652	—
Income from lease financing receivables non-cash adjustment(1)	68,379	6,929	188,993	20,427
Income from lease financing receivables	343,148	62,869	997,054	243,008
Contractual interest income
Senior Secured Loans	9,801	9,269	37,524	39,785
Mezzanine Loans	2,741	537	6,651	813
Income from loans non-cash adjustment(1)	(5)	(11)	—	(364)
Income from loans	12,537	9,795	44,175	40,234
Income from lease financing receivables and loans	355,685	72,664	1,041,229	283,242

Other income	17,818	6,911	59,629	27,808
Golf revenues	10,110	8,944	35,594	30,546
Total revenues	$769,906	$383,154	$2,600,697	$1,509,568
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Moira McCloskey
SVP, Capital Markets
MMcCloskey@viciproperties.com